Exhibit 4.6

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DRUP/HILB/BOSMAN/22169500

5161141/40070031

DEED OF PLEDGE OF SHARES

(Elizabeth Arden (Netherlands) Holding B.V.)

This twenty-sixth day of July two thousand sixteen, there appeared before me, Gilian Renkema, hereafter to be called “civil law notary”, as deputy of Pieter Gerard van Druten, civil law notary at Amsterdam, the Netherlands:

Erwin Bosma, born in Emmeloord, the Netherlands, on the thirtieth day of June nineteen hundred ninety-one, with office address Fred. Roeskestraat 100, 1076 ED Amsterdam, the Netherlands, in this respect acting as authorised representative of:

1	Elizabeth Arden (Switzerland) Holding Sárl, a private limited liability company (société à responsabilité limitée) under the laws of Switzerland, having its official seat in Meyrin, Switzerland, having its registered office address at 28 Chemin de Joinville, 1216 Cointrin, Switzerland and registered with the relevant trade register in Switzerland under number CHE-109.096.142 (the Pledgor);

2	JPMorgan Chase Bank, N.A., a national banking association incorporated under the laws of the United States of America, with its main office at 111 Polaris Parkway, Columbus, Ohio 4320, the United States of America (as Administrative Agent and as sole creditor under each Parallel Debt, the Pledgee); and

3	Elizabeth Arden (Netherlands) Holding B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) under Dutch law, having its official seat (statutaire zetel) in Rotterdam, the Netherlands, having its registered office address at Herengracht 483, 1017BT Amsterdam, the Netherlands and registered with the Dutch trade register under number 24313747 (the Company).

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The person appearing declared that it is agreed as follows:

1	DEFINITIONS AND INTERPRETATION

1.1	Definitions

1.1.1	Capitalised terms used but not defined in this Deed shall have the meaning given thereto in the Credit Agreement.

1.1.2	In this Deed:

Articles of Association means the deed of incorporation including the articles of association (statuten) of the Company, as they stand since their latest amendment on the twenty-second day of July two thousand and sixteen.

Collateral means:

(a)	the Shares;

(b)	the Dividends; and

(c)	the Related Assets.; and

(d)	the Recourse and Subrogation Claims (as defined in Clause 7.3 (Recourse and subrogation claims)).

Credit Agreement means the Fourth Amended and Restated Credit Agreement dated on or about the date hereof by and among the Pledgee as administrative agent, the other agents described therein, the lenders described therein, Elizabeth Arden, Inc. and certain of its subsidiaries as borrowers, and certain of its subsidiaries, including the Company, as guarantors.

Deed means this deed of pledge of shares.

Dividends means all cash dividends, distribution of reserves, repayments of capital, liquidation or dissolution proceeds and all other distributions, payments and repayments under or in connection with the Shares.

Enforcement Event means a default by any Foreign Loan Party in the performance of the Secured Obligations (whether in whole or in part) provided that such default constitutes an Event of Default which is continuing.

Party means a party to this Deed.

Related Assets means all shares, rights (other than Dividends) and other assets accruing, distributed, issued or offered at any time by way of or resulting from redemption, repurchase, dividend, bonus, preference, pre-emption, conversion, capitalisation of profits or reserves, substitution, exchange, warrant, claim or option right or otherwise under or in connection with (a) the Shares or (b) the conversion, merger or demerger of the Company.

Right of Pledge means a right of pledge created by this Deed.

Secured Obligations means all present and future liabilities and contractual and non-contractual obligations consisting of monetary payment obligations (vorderingen tot voldoening van een geldsom) of each Foreign Loan Party to the Pledgee, at any time, both actual and contingent and whether incurred solely or jointly or as principal, surety or in any other capacity whether for principal, interest, costs or otherwise under or in connection with this Deed and each Parallel Debt (and if the Right of Pledge cannot validly secure a Parallel Debt, the Corresponding Debt itself shall be the Secured Obligations).

Shares means:

(a)	the one hundred eighty (180) ordinary shares in the capital of the Company, with a nominal value of one hundred euro (EUR 100.00) each, numbered from 1 up to and including 180; and

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(b)	all shares in the capital of the Company which are acquired by the Pledgor after the date of this Deed.

Voting Transfer Event means the occurrence of a Default or an Event of Default in conjunction with a written notice from the Pledgee to the Pledgor and the Company stating that the Pledgee shall exercise the Voting Rights.

Voting Rights means all voting rights, other consensual rights and similar rights and powers attached to the Shares.

1.2	Interpretation

1.2.1	Unless a contrary indication appears, any reference in this Deed to:

(a)	a Clause is a reference to a clause of this Deed;

(b)	this Deed, the Credit Agreement, a Loan Document or any other agreement or instrument includes all amendments, supplements, novations, restatements or re-enactments (without prejudice to any prohibition thereto) however fundamental and of whatsoever nature thereunder and includes (i) any increase or reduction in any amount available under the Credit Agreement or any other Loan Document (as amended, supplemented, novated, restated or re-enacted) or any alteration of or addition to the purpose for which any such amount, or increased or reduced amount may be used, (ii) any facility provided in substitution of or in addition to the facilities originally made available thereunder, (iii) any rescheduling of the indebtedness incurred thereunder whether in isolation or in connection with any of the foregoing and (iv) any combination of the foregoing, and the Secured Obligations include all of the foregoing;

(c)	person includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, partnership or other entity (whether or not having separate legal personality) or two or more of the foregoing;

(d)	the Pledgee, the Pledgor, the Company or any other person includes its successors in title, permitted assigns and permitted transferees; and

(e)	a provision of law is a reference to that provision as amended or re-enacted.

1.2.2	Clause headings are for ease of reference only.

1.2.3	An Enforcement Event shall constitute a verzuim (as meant in Section 3:248 (1) of the Dutch Civil Code) in the performance of the Secured Obligations or any part thereof, without any summons or notice of default (aanmaning of ingebrekestelling) being sent or required.

2	CREATION OF SECURITY

2.1	Right of Pledge

The Pledgor agrees with the Pledgee to grant and grants in favour of the Pledgee, to the extent necessary in advance (bij voorbaat), a right of pledge (pandrecht) over its Collateral and any accessory rights (afhankelijke rechten) and ancillary rights (nevenrechten) attached to the Collateral as security for the Secured Obligations.

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2.2	Perfection

2.2.1	The Company:

(a)	confirms that is has been notified of each Right of Pledge and that it has not received any notice of other rights of pledge, limited rights or encumbrances or transfers in respect of the Collateral;

(b)	shall, promptly after the execution of this Deed and promptly after the Pledgor has acquired any shares in the capital of the Company, register each Right of Pledge in its shareholders’ register and provide the Pledgee with a copy thereof; and

(c)	to the extent possible under Dutch law and with the knowledge of the Pledgor, waives (and shall waive at the Pledgee’s first request) any right that may impede the exercise by the Pledgee of any Right of Pledge and the other rights conferred under this Deed.

2.2.2	The Pledgee may present this Deed and any other document executed pursuant to this Deed for registration to any office, registrar or governmental body in any jurisdiction and to serve any notice to any person as the Pledgee deems necessary to protect its interests.

2.3	Voting Rights

2.3.1	The Voting Rights are transferred by the Pledgor to the Pledgee under the condition precedent (opschortende voorwaarde) of the occurrence of a Voting Transfer Event. The general meeting of the Company has resolved to approve such transfer of Voting Rights, as is evidenced by a written resolution of such meeting, dated on or about the date hereof, a copy of which is attached to this Deed (Annex).

2.3.2	Upon the occurrence of a Voting Transfer Event, the Pledgee shall have the sole and exclusive right and authority to exercise such Voting Rights and shall be entitled to exercise or refrain from exercising such rights in such manner as the Pledgee may in its absolute discretion deem fit. Until the transfer of Voting Rights to the Pledgee, the Pledgor shall have the right and authority to exercise such Voting Rights or refrain from exercising such Voting Rights, provided that no such exercise (or such abstention) may violate or be inconsistent with the terms and conditions of this Deed, the Credit Agreement or any other Loan Document.

2.3.3	Until the transfer of Voting Rights to the Pledgee, the Pledgee shall not have the rights which the law attributes to holders of depository receipts (certificaten van aandelen) with meeting rights (vergaderrecht) of shares in the capital of the Company.

3	AUTHORITY TO COLLECT

3.1	Authority to collect the Dividends and Related Assets

3.1.1	The Pledgee may collect and receive payment of the Dividends and Related Assets in accordance with Section 3:246 (1) of the Dutch Civil Code. Subject to Clause 3.1.2, the Pledgee authorises the Pledgor to collect and receive payment of the Dividends and the Related Assets.

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3.1.2	Upon the occurrence of a Default or an Event of Default, the Pledgee may terminate the authorisation granted pursuant to Clause 3.1.1 by giving notice thereof to the Pledgor and the Company following which the Pledgee may exercise all rights of the Pledgor in relation to the Dividends and Related Assets including any accessory rights (afhankelijke rechten) or ancillary rights (nevenrechten) towards the Company.

4	REPRESENTATIONS

4.1	General

4.1.1	The Pledgor makes the representations in this Clause 4 in respect of itself or its Collateral existing on the date the representations are made.

4.1.2	The representations in this Clause 4 are made on the date of this Deed and are repeated on each date the Pledgor acquires any Collateral.

4.2	Ranking

Each Right of Pledge is a first ranking right of pledge (pandrecht eerste in rang).

4.3	Collateral

4.3.1	Its Collateral has not been transferred, assigned, pledged, made subject to a limited right (beperkt recht) or otherwise encumbered to any person other than the Pledgee.

4.3.2	It is entitled (bevoegd) to pledge its Collateral.

4.3.3	Its Collateral is capable of being transferred, assigned and pledged.

4.3.4	Its Collateral is not subject to any attachment.

4.3.5	Its Collateral is not subject to any option or similar right.

4.3.6	The Shares:

(a)	have been validly issued and have not been repurchased (ingekocht), cancelled (ingetrokken), reduced (afgestempeld), split or combined and no resolution has been made to repurchase (inkopen), cancel (intrekken), reduce (afstempelen), split or combine any shares;

(b)	constitute one hundred percent (100%) of the issued share capital of the Company and are fully paid up; and

(c)	issued and outstanding at the date of this Deed have been acquired pursuant to a notarial deed of transfer of shares, executed on the twenty-fifth day of January two thousand two before R. Pfeiffer, civil law notary, officiating in Rotterdam, the Netherlands.

4.3.7	There are no outstanding claims on the Company for the issue of any shares in the capital of the Company and no depository receipts (certificaten van aandelen) have been issued in respect of shares in the capital of the Company.

4.3.8	It has not been deprived of the authority to alienate shares in the capital of the Company by virtue of Section 2:22a of the Dutch Civil Code.

4.3.9	It has not been served a writ in connection with the settlement of shareholders disputes within the meaning of Section 2:335 and further of the Dutch Civil Code, and is consequently not subject to the restrictions set out in Section 2:338 of the Dutch Civil Code.

4.3.10	The Company may only issue shares by virtue of a resolution of its general meeting and this authority has not been transferred to any other corporate body of the Company.

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4.4	Information

It has provided the Pledgee with all information and documentation regarding the Collateral, which it understands or should be aware to be important to the Pledgee.

5	UNDERTAKINGS

5.1	General

The undertakings in this Clause 5 remain in force from the date of this Deed until each Right of Pledge is terminated in accordance with Clause 8 (Termination).

5.2	Collateral

The Pledgor shall not:

(a)	transfer, assign, pledge, make subject to a limited right (beperkt recht) or otherwise encumber the Collateral;

(b)	release or waive (afstand doen van) any of the Collateral;

(c)	waive or terminate any accessory rights (afhankelijke rechten) or ancillary rights (nevenrechten) attached to the Collateral;

(d)	agree with a court composition or an out-of-court composition (gerechtelijk of buitengerechtelijk akkoord) or enter into any settlement agreement in respect of the Collateral; or

(e)	perform any act which adversely affects or may adversely affect the Collateral or any Right of Pledge.

5.3	Information

5.3.1	The Pledgor shall promptly inform the Pledgee of the occurrence of an event that may be relevant to the Pledgee with respect to the Collateral or adversely affects or may adversely affect any Right of Pledge.

5.3.2	The Pledgor shall promptly notify in writing, at its own cost, the existence of this Deed and each Right of Pledge to any court process server (deurwaarder), bankruptcy trustee (curator), administrator (bewindvoerder) or similar officer in any jurisdiction or any other person claiming to have a right to the Collateral and shall promptly send to the Pledgee a copy of the relevant correspondence.

5.3.3	The Pledgor shall at the Pledgee’s first request provide the Pledgee with all information and with copies of all relevant documentation relating to the Collateral and allow the Pledgee to inspect its administrative records.

5.4	Voting covenants

The Pledgor shall not exercise its Voting Rights to, or in any capacity resolve to, effect or consent to or ratify any act which adversely affects or may adversely affect the Collateral or any Right of Pledge, including the following acts:

(a)	an amendment of the Articles of Association;

(b)	the dissolution (ontbinding) of the Company;

(c)	the granting of rights to subscribe for shares in the capital of the Company;

(d)	an issuance of shares in the capital of the Company or depository receipts (certificaten van aandelen) with meeting rights (vergaderrecht);

(e)	a cancellation or reduction of the nominal value of the shares in the capital of the Company;

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(f)	an acquisition by the Company of shares in the capital of the Company or depository receipts (certificaten van aandelen) thereof;

(g)	any merger (fusie) or demerger (splitsing) of the Company;

(h)	a filing of a request to declare the Company bankrupt (failliet) or a similar proceedings in any jurisdiction; and

(i)	a filing by the Company of a request to be granted a suspension of payments (surseance van betaling) or a similar proceedings in any jurisdiction,

without the prior written consent of the Pledgee unless expressly permitted under the Credit Agreement.

5.5	Company’s undertakings

The Company shall comply with the provisions of Clause 5.3 (Information) (mutatis mutandis) and shall not propose or effect such acts as set out in Clause 5.4 (Voting Covenants).

6	ENFORCEMENT

6.1	Enforcement

6.1.1	Upon the occurrence of an Enforcement Event, the Pledgee shall have the right to enforce any Right of Pledge, in accordance with Dutch law and any other applicable law and may take all (legal) steps and measures which it deems necessary for that purpose.

6.1.2	Upon the Pledgee becoming entitled to collect the Dividends and Related Assets pursuant to Clause 3.1 (Authority to collect the Dividends and Related Assets), the Pledgee shall have the right to exercise any accessory rights (afhankelijke rechten) or ancillary rights (nevenrechten), enter into court compositions or out-of-court compositions (gerechtelijke of buitengerechtelijke akkoorden) and to cast a vote in connection with such compositions and to enter into any settlement agreement regarding the Dividends and Related Assets with the Company and any other person.

6.2	Enforcement waivers

6.2.1	The Pledgee shall not be obliged to give notice of a sale of the Collateral to the Pledgor, debtors, holders of a limited right (beperkt recht) or persons who have made an attachment (beslag) on the Collateral (as provided in Sections 3:249 and 3:252 of the Dutch Civil Code).

6.2.2	The Pledgor waives its rights to make a request to the court:

(a)	to determine that the Collateral shall be sold in a manner deviating from the provisions of Section 3:250 of the Dutch Civil Code (as provided in Section 3:251 (1) of the Dutch Civil Code); and

(b)	to collect and receive payment of the Dividends or Related Assets after a Right of Pledge has been disclosed and the authorisation has been terminated in accordance with Clause 3.1.2 (Authority to collect the Dividends and Related Assets) (as provided in Section 3:246 (4) of the Dutch Civil Code).

6.2.3	The Pledgor waives its rights to demand that the Pledgee:

(a)	shall first enforce any security granted by any other person, pursuant to Section 3:234 of the Dutch Civil Code;

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(b)	shall first proceed against or claim payment from any other person or enforce any guarantee, before enforcing any Right of Pledge; and

(c)	pays for costs which it has made in respect of the Collateral pursuant to Section 3:233 (2) of the Dutch Civil Code.

6.2.4	The Pledgor waives its right (a) to set-off (verrekenen) its claims (if any) against the Pledgee under or in connection with this Deed against the Secured Obligations and (b) if it has granted security for any other person’s obligations, to invoke the suspension or the termination of its liability for any Secured Obligations pursuant to Section 6:139 of the Dutch Civil Code.

6.2.5	To the extent permitted by Dutch law and the Articles of Association, the Pledgor irrevocably and unconditionally waives, renounces and agrees not to exercise any pre-emption rights or rights of first refusal upon a sale of shares in the capital of the Company and where applicable, the other Collateral.

6.3	Application of monies

Subject to the mandatory provisions of Dutch law on enforcement, all monies received or realised by the Pledgee in connection with the enforcement of any Right of Pledge or the collection of Dividends and Related Assets following an Enforcement Event shall be applied by the Pledgee in accordance with the relevant provisions of the Credit Agreement.

7	FURTHER ASSURANCES AND POWER OF ATTORNEY

7.1	Further assurances

7.1.1	The Pledgor shall at its own cost execute any instrument, provide such assurances and do all acts as may be necessary for:

(a)	perfecting, preserving or protecting any Right of Pledge created (or intended to be created) by, or other right of the Pledgee under, this Deed;

(b)	exercising any power, authority or discretion vested in the Pledgee under this Deed;

(c)	ensuring that any Right of Pledge and obligation of the Pledgor under this Deed shall inure to the benefit of any successor, transferee or assignee of the Pledgee; or

(d)	facilitating the collection of the Collateral or the enforcement of a Right of Pledge.

7.1.2	If no valid right of pledge is created pursuant to this Deed in respect of any Collateral, the Pledgor irrevocably and unconditionally undertakes to pledge to the Pledgee such Collateral as soon as it becomes available for pledging, by way of supplemental agreements or deeds or other instruments on the same (or similar) terms of this Deed.

7.2	Power of attorney

7.2.1	The Pledgor irrevocably and unconditionally appoints the Pledgee as its attorney for as long as any of the Secured Obligations are outstanding for the purposes of doing in its name all acts and executing, signing and (if required) registering in its name all documents which the Pledgor itself could do, execute, sign or register in relation to the Collateral or this Deed.

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7.2.2	The appointment under Clause 7.2.1 will only be exercised by the Pledgee in case of the occurrence of an Event of Default which is continuing or if the Pledgor has not acted in accordance with the provisions of this Deed and is given with full power of substitution and also applies to any situation where the Pledgee acts as the Pledgor’s counterparty or as a representative of the Pledgor’s counterparty.

7.3	Recourse and subrogation claims

7.3.1	No rights of subrogation accrue to the Pledgor.

7.3.2	The Pledgor agrees with the other Parties and for the benefit of the Pledgee that any conditional or unconditional claim which the Pledgor may be entitled to bring in recourse against another Foreign Loan Party (including any claim pursuant to Section 6:13 of the Dutch Civil Code) and any claim which results from rights of subrogation which have accrued notwithstanding Clause 7.3.1 (the Recourse and Subrogation Claims) is subordinated now or from the moment such Recourse and Subrogation Claim comes into existence or is acquired by the Pledgor, to all present and future claims that the Pledgee may have or acquire against a Foreign Loan Party in connection with the obligations under this Deed or any other Loan Document.

7.3.3	Unless otherwise directed by the Pledgee, the Pledgor agrees with the other Parties and for the benefit of the Pledgee that it shall not exercise any rights under or in connection with the Recourse and Subrogation Claims including the right of payment or set-off and the Recourse and Subrogation Claims cannot become due and payable until all Secured Obligations have been fully and unconditionally discharged.

7.4	Right of inquiry

The Pledgee and the Company agree that the Pledgee has the right to file an application for inquiry with respect to the policy and course of events within the Company as set out in Section 2:345 of the Dutch Civil Code, under the condition precedent that an Event of Default which is continuing has occurred.

8	TERMINATION

8.1	Continuing security

8.1.1	Each Right of Pledge shall remain in full force and effect, until all Secured Obligations have been irrevocably and unconditionally paid in full (to the Pledgee’s satisfaction) and no new Secured Obligations will arise (in the sole opinion of the Pledgee) unless terminated by the Pledgee pursuant to Clause 8.2 (Termination by Pledgee)

8.1.2	In case a Right of Pledge is terminated, the Pledgee shall at the request and expense of the Pledgor provide evidence in writing to the Pledgor to that effect.

8.2	Termination by Pledgee

The Pledgee may terminate by notice (opzeggen) or waive (afstand doen) a Right of Pledge, in respect of all or part of the Collateral and all or part of the Secured Obligations. The Pledgor agrees in advance to any waiver (afstand van recht) granted by the Pledgee under this Clause 8.2.

9	ASSIGNMENT

9.1	No assignment – Pledgor

The rights and obligations of the Pledgor under this Deed cannot be transferred, assigned or pledged in accordance with Section 3:83 (2) of the Dutch Civil Code.

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9.2	Assignment – Pledgee

The Pledgee may transfer, assign or pledge any of its rights and obligations under this Deed in accordance with the Credit Agreement and the other Loan Documents, and the Pledgor, to the extent legally required, irrevocably cooperates with or consents to, such transfer, assignment or pledge in advance. If the Pledgee transfers, assigns or pledges its rights under the Secured Obligations (or a part thereof), the Pledgor and the Pledgee agree that each Right of Pledge shall follow pro rata parte the transferred, assigned or pledged rights under the Secured Obligations (as an ancillary right (nevenrecht) to the relevant transferee, assignee or pledgee) unless the Pledgee stipulates otherwise.

10	NOTICES

Any communication to be made under or in connection with this Deed shall be made in accordance with the relevant provisions of the Credit Agreement.

11	SWISS UP-STREAM AND CROSS-STREAM LIMITATION AND WITHHOLDING TAX

11.1	If and to the extent the Pledgor has to fulfil any guarantee, obligation, liability, indemnity or undertaking under this Deed or any other Loan Document (a Guarantee Liability), or if any proceeds from the realization of a security over any asset granted by the Pledgor under this Deed or any other Loan Document (a Charge) are to be applied, for or in relation to any obligation, undertaking, indemnity or liability of any other Loan Party (other than the Pledgor or any of its wholly owned direct or indirect subsidiaries) and if complying with a Guarantee Liability or permitting the application of the proceeds from the realization of any Charge would constitute a repayment of capital (Einlagerückgewähr), a violation of the legally protected reserves (gesetzlich geschützte Reserven) or the payment of a (constructive) dividend (verdeckte Gewinnausschüttung) by the Pledgor or would otherwise be restricted under Swiss law and practice then applicable, the Pledgor’s aggregate liability under any Guarantee Liability and/or the application of the proceeds from the realization of any Charge, as applicable, shall be limited to the amount of the Pledgor’s freely disposable equity at the time when payment is claimed under a Guarantee Liability or, as applicable, the proceeds from the realization of a Charge are to be applied (the Swiss Limitation), whereby for the purpose of this clause 11 (Swiss Up-Stream and Cross-Stream Limitation and Withholding Tax), freely disposable equity means the amount equal to the maximum amount in which the Pledgor can make a dividend payment to its shareholders under applicable law at that point in time (the Freely Disposable Amount).

11.2

The Swiss Limitation shall only apply to the extent it is a requirement under applicable law at the time the Pledgor is required to perform a Guarantee Liability or at the time when the proceeds from the realization of a Charge are to be applied. Such Swiss Limitation shall not free the Plegor from its Guarantee Liability or from permitting the application of the proceeds from the

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realization of a Charge, respectively, in excess of the Freely Disposable Amount, but merely postpone the fulfilment or application thereof until such times when the Pledgor has again freely disposable equity and if and to the extent such freely disposable equity is available.

11.3	The Pledgor shall take and cause to be taken all and any action, to the extent reasonably practical and possible, including, without limitation, (i) the passing of any quotaholders’ resolutions to approve any payment or other performance under this Deed or any other Loan Document, (ii) the provision of an audited interim balance sheet, and (iii) the provision of a confirmation from the auditors of the Pledgor that a payment of the Pledgor under the Loan Documents in an amount corresponding to the Freely Disposable Amount is in compliance with the provisions of Swiss corporate law which are aimed at protecting the share capital and legal reserves, in order to allow payment of amounts owed by the Pledgor under the Loan Documents as well as the performance by the Pledgor of other obligations under the Loan Documents.

11.4	If so required under applicable law (including tax treaties) at the time it is required to make a payment under a Guarantee Liability or, as applicable, the proceeds from the realization of a Charge are to be applied, the Pledgor:

(a)	shall use its best efforts to ensure that such enforcement can be made without deduction of Swiss Withholding Tax, or with deduction of Swiss Withholding Tax at a reduced rate, by discharging the liability to such tax by notification pursuant to applicable law (including tax treaties) rather than payment of the tax;

(b)	shall deduct the Swiss Withholding Tax at such rate (being 35 percent on the date hereof) as in force from time to time if the notification procedure pursuant to sub-paragraph (i) above does not apply; or shall deduct the Swiss Withholding Tax at the reduced rate resulting after discharge of part of such tax by notification if the notification procedure pursuant to sub-paragraph (i) applies for a part of the Swiss Withholding Tax only; and shall pay within the time allowed any such taxes deducted to the Swiss Federal Tax Administration; and

(c)	shall promptly notify the Pledgee that such notification or, as the case may be, deduction has been made, and provide the Pledgee with evidence that such a notification of the Swiss Federal Tax Administration has been made or, as the case may be, such taxes deducted have been paid to the Swiss Federal Tax Administration.

11.5	In the case of a deduction of Swiss Withholding Tax, the Pledgor shall ensure that any person that is entitled to a full or partial refund of the Swiss Withholding Tax deducted from such payment under this Deed, will, as soon as possible after such deduction:

(a)	request a refund of the Swiss Withholding Tax under applicable law (including tax treaties), and

(b)	pay to the Pledgee upon receipt any amount so refunded.

The Pledgee shall co-operate with the Pledgor to secure such refund.

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11.6	If the fulfilment of a Guarantee Liability or the application of the proceeds from the realisation of any Charge is subject to the Swiss Limitation, then the Pledgor shall, upon request of the Pledgee, to the extent permitted by applicable law, revalue upward or, if the respective assets are not necessary for the Pledgor’s business (nicht betriebsnotwendig), realise any of its assets that are shown in its balance sheet with a book value that is significantly lower than the market value of such assets.

12	MISCELLANEOUS

12.1	Costs

All costs, charges, expenses and taxes in connection with this Deed shall be payable by the Pledgor in accordance with the relevant provisions of the Credit Agreement.

12.2	Evidence of debt

An excerpt from the Pledgee’s records shall serve as conclusive evidence (dwingend bewijs) of the existence and the amounts of the Secured Obligations, subject to proof to the contrary. A disagreement with respect thereto, does not affect the rights of the Pledgee under or in connection with this Deed.

12.3	No liability Pledgee

Except for its gross negligence (grove nalatigheid) or wilful misconduct (opzet), the Pledgee shall not be liable towards the Pledgor for not (or not completely) collecting, recovering or selling the Collateral or any loss or damage resulting from any collection, recovery or sale of the Collateral or arising out of the exercise of or failure to exercise any of its powers under this Deed or for any other loss of any nature whatsoever in connection with the Collateral or this Deed.

12.4	Severability

12.4.1	If a provision of this Deed is or becomes illegal, invalid or unenforceable in any jurisdiction that shall not affect:

(a)	the validity or enforceability in that jurisdiction of any other provision of this Deed; or

(b)	the validity or enforceability in other jurisdictions of that or any other provision of this Deed.

12.4.2	The Pledgor and the Pledgee shall negotiate in good faith to replace any provision of this Deed which may be held unenforceable with a provision which is enforceable and which is as similar as possible in substance to the unenforceable provision.

12.5	No rescission

The Pledgor waives, to the fullest extent permitted by law, its rights to rescind (ontbinden) this Deed, to suspend (opschorten) any of its obligations or liability under this Deed, to nullify (vernietigen) or to invoke the nullity (nietigheid) of this Deed on any ground under Dutch law or under any other applicable law.

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12.6	No waiver

No failure to exercise, nor any delay in exercising, on the part of the Pledgee, any right or remedy under this Deed shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Deed are cumulative and not exclusive of any rights or remedies provided by law.

12.7	Amendment

Any term of this Deed may only be amended or waived in writing and if required by Dutch law by a notarial deed under Dutch law.

13	ACCEPTANCE

The Pledgee accepts each Right of Pledge and all terms, waivers, authorities and powers pursuant to this Deed.

14	GOVERNING LAW AND JURISDICTION

14.1	Governing law

This Deed and any non-contractual obligations arising out of or in connection with it are governed by Dutch law.

14.2	Jurisdiction

14.2.1	The court (rechtbank) of Amsterdam, the Netherlands has exclusive jurisdiction to settle at first instance any dispute arising out of or in connection with this Deed (including a dispute regarding the existence, validity or termination of this Deed or any non-contractual obligation arising out of or in connection with this Deed) (a Dispute).

14.2.2	Each Party agrees that the court (rechtbank) of Amsterdam, the Netherlands is the most appropriate and convenient court to settle Disputes and accordingly no Party will argue to the contrary.

14.2.3	This Clause 14.2 is for the benefit of the Pledgee only. As a result, the Pledgee shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Pledgee may take concurrent proceedings in any number of jurisdictions.

14.3	Acceptance governing law power of attorney

If a Party is represented by an attorney in connection with the execution of this Deed or any agreement or document pursuant this Deed:

(a)	the existence and extent of the authority of; and

(b)	the effects of the exercise or purported exercise of that authority by,

that attorney is governed by the law designated in the power of attorney pursuant to which that attorney is appointed and such choice of law is accepted by the other Party.

14.4	Bylaw Royal Notarial Association

14.4.1	Each Party declares that it is aware that P.G. van Druten, civil law notary in Amsterdam, the Netherlands, is a representative of the law firm Loyens & Loeff N.V. which acts as the external legal advisor of the Pledgee.

14.4.2	With reference to the provisions of the Code of Conduct (Verordening Beroeps- en Gedragsregels) as determined by the general meeting of the Royal Notarial Association (Koninklijke Notariële Beroepsorganisatie), the Pledgor explicitly declares that it consents to the fact that the Pledgee will be assisted by Loyens & Loeff N.V. in all cases connected with this Deed and all potential conflicts arising therefrom.

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Powers of attorney

The authorisation of the person appearing is evidenced by three (3) written powers of attorney, copies of which shall be attached to this deed (Annexes).

Final statement

The person appearing is known to me, civil law notary.

This Deed was executed in Amsterdam, the Netherlands, on the date stated in the first paragraph of this Deed. The contents of the Deed have been stated and clarified to the person appearing. The person appearing has declared not to wish the Deed to be fully read out, to have noted the contents of the Deed timely before its execution and to agree with the contents. After limited reading, this Deed was signed first by the person appearing and thereafter by me, civil law notary.

(was signed)

ISSUED FOR CERTIFIED COPY

Amsterdam, 27 July 2016.

[NOTARIAL SEAL]	/s/ Mr. P.G. VAN DRUTEN

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BIJLAGENLIJST BIJ AKTE #22169500:

1	Aandeelhoudersbesluit’

2	Volmacht x3.